Exhibit 5.1

LEDGEWOOD, P.C.

1900 Market Street

Suite 750

Philadelphia, PA 19103

October 3, 2014

Atlas Resource Partners, L.P.

Atlas Energy Holdings Operating Company, LLC

Atlas Resource Finance Corporation

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, PA 15275

Ladies and Gentlemen:

We have acted as counsel for Atlas Resource Partners, L.P., a Delaware limited partnership (“ARP”), Atlas Energy Operating Company, LLC, a Delaware limited liability company (“Holdings”), and Atlas Resource Finance Corporation, a Delaware corporation (“Finance Corp.”), and certain of ARP’s subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by Holdings and Finance Corp. of $100,000,000 aggregate principal amount of their 7.75% Senior Notes due 2021 (the “New Issue Notes”), for a new series of notes bearing substantially identical terms and in the like principal amount (the “Exchange Notes”) and (ii) the guarantees (the “Guarantees”) of ARP and certain subsidiaries of ARP listed in the Registration Statement as guarantors (the “Guarantors”) of the New issue notes and the Exchange Notes.

The New Issue Notes were issued, and the Exchange Notes will be issued, under an Indenture, dated as of January 23, 2013, between Holdings, Finance Corp, ARP and the other Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Base Indenture”), as supplemented by a supplemental indenture to the Base Indenture (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), dated as of June 2, 2014, between Holdings, Finance Corp., ARP and the other Guarantors and Wells Fargo Bank, National Association, as Trustee. The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that:

(a)	When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such Exchange Notes will be legally issued and will constitute valid and binding obligations of Holdings and Finance Corp., enforceable against them in accordance with their terms, and (ii) the Guarantees of the Subsidiary Guarantors remain the valid and binding obligations of such Guarantors, enforceable against each such Guarantor in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

(b)	We hereby confirm that the discussion and the legal conclusions set forth in the Registration Statement under the heading “Certain Federal Income Tax Consequences” are accurate and complete in all material respects and constitute our opinion, which is subject to the assumptions and qualifications set forth therein, as to the material tax consequences of the exchange of the New issue notes for the Exchange Notes.

The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the States of New York, Delaware, Oklahoma, Texas, Indiana, Ohio, Colorado and Pennsylvania, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters” and “Certain Federal Income Tax Consequences.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ LEDGEWOOD
LEDGEWOOD, a professional corporation